Exhibit 12.1

 CONSUMER PORTFOLIO SERVICES, INC.
RATIO OF EARNINGS TO FIXED CHARGES
                    (IN THOUSANDS)
                 2000 - MARCH 2005

                                                                                                               1ST
                                                                                                           QUARTER
                                         2000          2001         2002         2003           2004          2005
                   FIXED CHARGES:

Interest expensed and capitalized      17,240        14,335       23,925       23,861         32,147        10,384
 Estimate of interest within rent
       expense (33% of rent exp.)       1,067           867        1,333        1,300          1,173           261
                                    ----------    ----------   ----------    ---------    -----------   -----------

                                    ----------    ----------   ----------    ---------    -----------   -----------
                                       18,307        15,202       25,258       25,161         33,320        10,645


                        EARNINGS:

                   Pre-tax income     (32,403)          320           62       (3,039)       (15,888)         (239)

                    Fixed charges      18,307        15,202       25,258       25,161         33,320        10,645
                                    ----------    ----------   ----------    ---------    -----------   -----------
                                      (14,096)       15,522       25,320       22,122         17,432        10,406


                            RATIO       (0.77)         1.02         1.00         0.88           0.52          0.98

                       DEFICIENCY      32,403                                   3,039         15,888           239
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